Exhibit (m)(24)

JOHN HANCOCK TRUST COMPANY

Mutual Fund Selling and Services Agreement

Name of Series Trust: GMO Series Trust

Date of Agreement: November 11, 2015

John Hancock Trust Company

601 Congress Street

Boston, MA, 02210-2805

Mutual Fund Selling and Services Agreement

This Mutual Fund Selling and Services Agreement, dated as of November 11, 2015 (this “Agreement”), has been entered into by and between John Hancock Trust Company, a New Hampshire chartered trust company (the “Trust Company”), and GMO Series Trust (“GMO” or “Series Trust”).

RECITALS

WHEREAS, each investment company listed on Schedule A is a series of GMO Series Trust, an open-end investment company registered under the Investment Company Act of 1940, as amended (each a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust Company has established a mutual fund platform (the “Mutual Fund Platform”) through which various mutual funds are made available to the plan participants (the “Plan Participants”) in the retirement and other employee benefit plans and individual retirement accounts for which the Trust Company and its affiliates provide, recordkeeping, administration, and other services (collectively, the “Plans”);

WHEREAS, certain of the Plans may wish to make shares of the Funds available to the Plan Participants as investment options under which Plan Participants may direct the investment of their Plan balances, and certain Plans may wish to invest in the Funds;

WHEREAS, Series Trust wishes to make shares of the Funds available to the Plans and/or Plan Participants through the Mutual Fund Platform (Series Trust and the Funds are collectively referred to herein as the “Fund Parties”);

WHEREAS, the Trust Company possesses the authority to act on behalf of the Plans and/or Plan Participants that may from time to time direct investment in the shares of the Funds (such Plans and/or Plan Participants, “Client-shareholders”) through the Mutual Fund Platform;

WHEREAS, the Trust Company and the Funds distributor (“Distributor”) are members of the National Securities Clearing Corporation (“NSCC”) or otherwise have access to the NSCC’s Fund/SERV system;

WHEREAS, Fund/SERV permits the transmission of shareholder trade and registration data between the Trust Company and the Funds; and the Series Trust and the Trust Company desire to participate in Fund/SERV with each other with respect to the Funds; and

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the Series Trust and the Trust Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Series Trust and the Trust Company hereby agree as follows:

I.	Obligations of the Series Trust

1.	Sale of Fund Shares. The Series Trust, on behalf of itself and the Funds, hereby agrees to make shares of the Funds available to the Trust Company for purchase on behalf of the Plans and/or Plan Participants through the Mutual Fund Platform upon the terms and conditions set forth in this Agreement. The Funds, and the classes of shares thereof, to be made available to the Trust Company (collectively, the “Shares”) shall be as set forth on Schedule A from time to time. Schedule A may be revised from time to time with the Agreement of the parties, including for purposes of making additional Funds or share classes available to the Trust Company for purchase on behalf of the Plans and/or Plan Participants. In connection with making the Shares available to the Trust Company, the Series Trust agrees to execute such purchase, redemption, exchange and other orders with respect to Shares submitted by the Trust Company in accordance with the terms of this Agreement. All transactions in Shares hereunder shall be conducted pursuant to the terms of the then current prospectus and statement of additional information for the applicable Fund (together, the “Prospectus”).

2.	Fund Information

(a)	The Series Trust or its designee shall, as applicable, provide to the Trust Company or its authorized representative upon request reasonably sufficient copies, at a single address, of Prospectuses (including updates, supplements and amendments to a Prospectus), proxy or information statements, shareholder reports and any other materials delivered to record holders of Shares. The Trust Company agrees to use reasonable efforts to obtain consent to allow for electronic delivery of the Prospectuses and other relevant documentation.

(b)	The Series Trust, on behalf of the Funds, shall provide the Trust Company with reasonable notice of any material revisions to the Funds’ Prospectuses as necessary to enable the Trust Company to fulfill its obligations under this Agreement.

3.

Instructions. On each business day that the New York Stock Exchange (“NYSE”) is open for business on which the Funds determine their per share net asset values (“Business Day”), the Series Trust shall accept, and effect changes in its records upon receipt of, purchase, redemption, exchange, liquidation, , wire order, account maintenance and registration instructions from the Trust Company electronically through Fund/SERV or through other means agreed to by the parties (“Instructions”) without supporting documentation from the Clientshareholder. On each Business Day, the Series Trust shall accept for processing any Instructions from the Trust Company and shall process such Instructions in a timely manner; provided that such Instructions meet the requirements set forth in Section II, 3.

4.	Performance of Duties. The Series Trust shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Series Trust shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Series Trust shall conduct each of the foregoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV (collectively, the “NSCC Rules”); (b) the then current Prospectus of the relevant Fund; and (c) any provision relating to Fund/SERV in any agreement between the Series Trust and the Distributor that would affect the Series Trust’s duties and obligations pursuant to this Agreement.

5.	Trade Confirmation. For each purchase, redemption or other transaction in Shares by the Trust Company, the Series Trust shall provide information to the Trust Company electronically through Fund/SERV and pursuant to this Agreement sufficient to satisfy the delivery obligations as outlined by SEC Rule 10b-10; and, by this Agreement, the Series Trust has received the informed consent of the Trust Company to suppress the delivery of this information using paper-media.

6.	Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by the Series Trust to the Trust Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the NSCC. The Series Trust shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Series Trust.

II.	Obligations of the Trust Company

1.	The Trust Company agrees to make the Shares of the Funds available for purchase on behalf of the Plans and/or Plan Participants through the Mutual Fund Platform upon the terms and conditions set forth in this Agreement and subject to the terms of the Prospectus for the relevant Fund.

2.	Administrative Services. Administrative services include Services with respect to Mutual Fund shares held in client accounts on the Trust Company’s books and records for the benefit of Plan Participants, which include but are not limited to:

(a)	Transmitting net purchase and redemption orders to the Series Trust;

(b)	maintaining separate records for each Client and the Plan Participants in each Plan reflecting, as to each Fund, shares purchased and redeemed and share balances;

(c)	delivering periodic statements;

(d)	processing dividend payments;

(e)	providing Services for Fund shares held beneficially;

(f)	monitoring and blocking any transaction by a Client which effects an exchange/purchase in excess of $5,000.00 within 30 days of another redemption/exchange transaction in the Funds by a Client and effecting any restriction or other remedial measures as reasonably requested by the Fund; and

(g)	providing other Administrative Services as shall be mutually agreed upon from time to time by the parties.

3.	Reliance on Fund Information.

(a)	The Trust Company agrees that it will rely solely on the representations contained in the applicable Prospectus and such advertising material or sales literature when purchasing Shares from the Funds. Neither the Trust Company nor any other person, including any person associated with the Trust Company, is authorized or permitted to give any information or to make any representations concerning the Shares other than those contained in the applicable Prospectus or any advertising material or sales literature supplied or approved by the Fund Parties. Any supplemental sales literature, if distributed, must be preceded or accompanied by the applicable Prospectus currently in effect. The Trust Company will not disseminate or publish any advertising material or sales literature (including electronic media) relating to the solicitation of purchases of Shares other than in accordance with this Agreement. The Trust Company will not disseminate or publish any advertising material or sales literature relating to the solicitation of purchases of Shares (other than materials or literature prepared by the Fund Parties or their affiliates) (i) a copy of which has not been provided in advance to and approved by the Series Trust or (ii) to the extent required by applicable law or regulation, the form of which has not been submitted to Financial Industry Regulatory Authority, Inc. (“FINRA”).

(b)	The Trust Company shall not be liable to the Fund Parties for (i) any failure of any Prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material prepared by the Series Trust or the Fund Parties relating to the Funds to comply with applicable law or regulation; or (ii) any failure of the Shares to be registered or qualified under applicable law or regulation.

4.

Transactions Subject to Fund/SERV. The Trust Company certifies that all Instructions delivered to Series Trust on any Business Day shall have been received by the Trust Company from the Client-shareholder by the close of trading (currently, and generally, 4:00 p.m. Eastern Time (“ET”)) on the NYSE (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Series Trust on the next Business Day. The Trust Company further certifies that all such Instructions received by it from a Client-shareholder by the Close of Trading on any Business Day will be delivered to Series Trust on such Business Day. The Trust Company agrees to give thirty days’ prior notice to the Series Trust in the event of any purchases and/or redemptions associated with a plan change.

(a)	Purchase and Redemption Trading. The Trust Company will utilize the NSCC platform either via the Defined Contribution Platform or in a T+1 trading environment. Purchase and redemption trades will process through the Trust Company’s administration system and delivered to Series Trust via the NSCC in accordance with the applicable NSCC Rules and applicable deadlines agreed to by the parties (“Applicable Deadlines”) for such purchase and redemption trades. If the Trust Company misses an applicable transmission deadline it may request to submit the trade by 7:30am on T+1. Otherwise, the Trust Company should present the order for the next available NAV. The Trust Company should not submit any as- of transaction requests via the NSCC or manually.

(b)	Exchange Trading. Trust Company will transmit exchange orders via the NSCC in accordance with the applicable NSCC Rules and Applicable Deadlines for such exchange orders.

(c)	If the NSCC platform is unavailable, then purchase, redemption and exchange orders will be transmitted by Trust Company via facsimile or other agreed upon method to Series Trust in accordance with Applicable Deadlines and will be processed accordingly.

(d)	Settlement. For purposes of wire transfers, the Trust Company shall net purchase and redemption activity across all Funds occurring on the same day.

Monies for all trades processed through the NSCC shall be settled as part of the NSCC cash settlement in accordance with applicable NSCC Rules.

(e)	NSCC Reject. If there is a NSCC redemption reject that must be processed manually, payment will be made to the Trust Company in as timely a manner as possible as outlined in the prospectus.

(f)	Money Movement. If the cash value of the net activity across all Funds results in monies due the Trust Company, Series Trust shall initiate a wire transfer to the Trust Company in accordance with Applicable Deadlines.

(g)	Trade Rejections. The Trust Company will report to Series Trust by phone or email any rejected trades in accordance with Applicable Deadlines in order that shares may be reserved at that trade date’s price.

5.	Performance of Duties. The Trust Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Trust Company shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Trust Company shall conduct each of the forgoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including NSCC Rules relating to Fund/SERV; and (b) the then current Prospectuses of the Funds.

6.	Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Trade, registration, and if applicable, broker/dealer information provided by the Trust Company to the Series Trust through Fund/SERV and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the NSCC. All instructions by the Trust Company regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the Client-shareholder. The Trust Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Trust Company.

7.	Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Fund Parties, the Trust Company shall provide the Fund Parties with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Trust Company hereby certifies is and shall remain true and correct. The Trust Company shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions.

8.	Trade Confirmation. The Trust Company will promptly verify the accuracy of confirmations of transactions and other records received from the Series Trust through Fund/SERV. The Trust Company will promptly inform the Series Trust of any discrepancy in the confirmations of transactions or other records received from the Series Trust through Fund/SERV.

9.

Shareholder Reports and Other Documents; Solicitation of Proxies. The Trust Company shall timely deliver to each Client-shareholder all reports and other documents provided to it by the Fund Parties as is required by applicable securities law and the Trust Company agreement with the Client-shareholder, provided that the Trust Company has timely received copies of such reports and/or documents from the Fund Parties. Subject to receipt by the Fund Parties of such supporting documentation as it may reasonably request, the Fund Parties shall reimburse the Trust Company for all reasonable out-of-pocket expenses incurred by the Trust Company in mailing all such reports and/or documents. The

Fund Parties, and the Trust Company shall cooperate with each other in the solicitation and voting of proxies on behalf of the Funds according to the Trust Company’s responsibility as written in its Client-shareholder agreement or as required by applicable law or regulation.

10.	Instructions. The Trust Company agrees that the Series Trust may rely on all Instructions without supporting documentation from the Client-shareholder, and represents and warrants to the Fund Parties that all such requests have been properly authorized by Client-shareholders.

11.	Client-shareholder Information. If the Trust Company holds Shares for Client- shareholders in nominee name (and, accordingly, is a “Financial Intermediary” within the meaning of Rule 22c-2 of the Investment Company Act of 1940, as amended (the “1940 Act”)), the Trust Company agrees that it will use reasonable best efforts to cooperate with the Series Trust, upon the Series Trust’s reasonable request, in its efforts to detect and eliminate excessive trading in shares of the Fund in accordance with the terms of the Prospectuses. To that extent, the Trust Company agrees to comply with the provisions set forth in Schedule B.

12.	Sub-Transfer Agency Services. The Trust Company will provide, or cause and permit one of its affiliates designated for such purpose (as identified in such instruction from the Trust Company) to provide, the following sub-transfer agency services to the Plans and Plan Participants with respect to the Funds:

(a)	establish the accounts and maintain sub-accounts for each of its Client- shareholder’s purchase of Shares;

(b)	maintain separate records for each of its Client-shareholders, which records shall reflect Shares purchased and redeemed, including the time, date and price for all transactions, Share balances, the customer name, address, zip code and tax identification number;

(c)	accept orders from its Client-shareholders for the purchase and redemption of Shares, transmit such orders to the Series Trust and arrange for the transmission of funds to and from the Funds;

(d)	disburse dividends and distributions to Client-shareholders and/or arrange for reinvestment in Shares;

(e)	transmit to Client-shareholders confirmations of purchase and redemption orders as required by applicable law or regulation;

(f)

as required by applicable law or regulation, prepare and transmit to Client-shareholders periodic account statements showing, among other appropriate information, the total number of Shares owned and the net asset value of Shares as of the statement closing date, purchases and redemptions of Shares during the period and other distributions during the statement period (whether paid in cash or reinvested) and integrate such statements with those of other transactions and balances in Client- shareholders’ other accounts serviced by the Trust Company;

(g)	maintain all account balance information for Client-shareholders and daily and monthly purchase activities expressed in Shares and dollar amounts;

(h)	transmit to its Client-shareholders Fund documentation as required by applicable law or regulation;

(i)	prepare, file or transmit all federal, state and local government reports and returns as required by applicable law or regulation;

(j)	transmit to the Series Trust or its designee such periodic reports as the Series Trust shall reasonably request as necessary to enable the Funds to comply with applicable law or regulation;

(k)	respond to its Client-shareholders’ inquiries regarding, among other things, Share prices, account balances and other applicable Fund information;

(l)	perform any other services reasonably agreed by the parties hereto; and

(m)	maintain all other records required to be maintained by the Trust Company under applicable law or regulation.

13.	Anti-Money Laundering Program. The Trust Company has established and will maintain an anti-money laundering (“AML”) program designed to comply in all material respects with applicable U.S. AML laws and regulations, including applicable provisions of the Bank Secrecy Act and the USA Patriot Act, as well as with regulations administered by the U.S. Department of the Treasury’s Office of Foreign Asset Control (“OFAC”). The Trust Company will at all times during the term of this Agreement adhere in all material respects to the policies, procedures and controls that are a part of its AML program. The Trust Company agrees to reasonably cooperate with Series Trust to satisfy Series Trust’s AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance by the Trust Company with the AML laws and regulations. The Trust Company shall be responsible for all customer identification program requirements under Section 326 of the USA Patriot Act with respect to Client- shareholders owning Fund shares through the Trust Company in any omnibus account or any account established through the NSCC Fund/SERV or Networking system.

14.

Short Term Trading. The Trust Company represents that it has adopted a policy (the “Short Term Trading Policy”) not to permit market timers or frequent traders to invest directly or beneficially in the Funds under the Plans. The Trust Company will enforce such Short-Term Trading Policy. The Trust Company represents that it has procedures in place to detect and prevent market timing and frequent trading with respect to direct or beneficial investment in the Funds under the Plans. The Trust Company will take all necessary steps under the terms of its agreements with the Plans to prevent such activity, including preventing a Plan Participant from beneficially investing in the Funds. The Trust Company agrees to cooperate with Series Trust to identify and discourage market timers and, to the extent supportable by its system, co-operate with Series Trust in addressing the Funds’ restrictions or prohibitions relating to frequent purchases or redemptions.

III.	Representations, Warranties and Covenants of the Parties

1.	Representations, Warranties and Covenants of the Trust Company.

(a)	The Trust Company represents, warrants and covenants that it is duly and validly organized, validly existing and in good standing under the laws of the state in which it is organized. It has the requisite organizational power and authority, and has taken all organizational action necessary, to enter into and perform the terms of this Agreement and, subject to the due execution and delivery by the Series Trust of this Agreement, this Agreement constitutes a valid and legally binding obligation of the Trust Company, enforceable in accordance with its terms except as enforceability may be: (i) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally, or (ii) subject to general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)	The Trust Company represents, warrants and covenants that its performance of its obligations and receipt of consideration under this Agreement will not violate any law, regulation, charter, agreement or regulatory restriction applicable to the Trust Company. The Trust Company has received all regulatory agency approvals and taken all legal and other steps necessary for offering the services the Trust Company will provide under this Agreement.

(c)	The Trust Company represents, warrants and covenants that it is a bank, as that term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that engages in activities described in Section 3(a)(4) of the Exchange Act and is not required to register as a broker-dealer or transfer agent under the Exchange Act.

(d)	The Trust Company represents, warrants and covenants that it or an affiliate is a member in good standing of Fund/SERV, and is authorized to utilize the Fund/SERV service in accordance with the NSCC’s Rules and Regulations. The Trust Company will notify the Series Trust as soon as reasonably practicable of any change, suspension or termination of such membership status.

2.	Representations, Warranties and Covenants of the Series Trust.

(a)	The Series Trust, on behalf of itself and the Funds, hereby represents, warrants and covenants that it is, and shall remain, duly and validly organized, validly existing and in good standing under the laws of the state in which it is organized. The Series Trust, on behalf of itself and the Funds, hereby represents, warrants and covenants that it has the requisite organizational power and authority, and has taken all organizational action necessary, to enter into and perform the terms of this Agreement and, subject to the due execution and delivery by the Trust Company of this Agreement, constitutes a valid and legally binding obligation of the Series Trust, enforceable in accordance with its terms except as enforceability may be: (i) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally, or (ii) subject to general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)	The Series Trust represents, warrants and covenants that is a broker-dealer registered with the Securities and Exchange Commission (the “SEC”) under the Exchange Act and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and the Series Trust further represents, warrants and covenants that it has full power and authority to act as the distributor of the Funds and to authorize the sale of the shares of the Funds under the terms of this Agreement.

(c)	The Series Trust, on behalf of itself and the Funds, represents, warrants and covenants that its performance of its obligations and payment of consideration under this Agreement will not violate any law, regulation, charter, agreement or regulatory restriction applicable to the Series Trust or the Fund.

(d)	The Series Trust, on behalf of itself and the Funds, represents, warrants and covenants that the Shares of the Funds to be sold through the Mutual Fund Platform are currently, and will at all times during the term of this Agreement be, (i) registered with the SEC under the 1940 Act, and the Securities Act of 1933, as amended, and (ii) qualified for sale or exempt from qualification under the laws and regulations of each of the fifty United States and in its territories. The Series Trust will promptly notify the Trust Company in the event that the Shares are not registered or qualified, as applicable, under the laws of the United States or any state or territory.

(e)	The Series Trust represents, warrants and covenants that it or an affiliate is a member in good standing of Fund/SERV, and is authorized to utilize the Fund/SERV service in accordance with the NSCC’s Rules and Regulations. The Series Trust will notify the Trust Company as soon as reasonably practicable of any change, suspension or termination of such membership status.

IV.	Compensation

1.	The fee payable to the Trust Company for the services provided hereunder with respect to Fund shares shall include, among other things, distribution and/or service fees (“12b-1 Fees”) under a Fund’s Rule 12b-1 (a “12b-1 Plan”), fees for sub-transfer agency services provided hereunder (“Sub-Transfer Agency Fees”), and such other services and/or support fees as are agreed by the parties (“Support Fees”), and such other fees or compensation as may be set forth in the Prospectus for the Fund in effect at the time of the sale. The 12b-1 Fees, Sub-Transfer Agency Fees and Support Fees are set forth on Schedule A.

2.	The Sub-Transfer Agency Fees and Support Fees set forth on Schedule A may not be changed by the Series Trust, except as required by applicable law or regulation, or by action of the board of directors or trustees of the applicable Fund; provided, however, in each case, that any change to the Sub-Transfer Agency Fees and Support Fees may only be implemented upon 90 days prior written notice to the Trust Company, and no such changes shall affect amounts payable to the Trust Company on orders accepted by Series Trust prior to any such changes.

3.	With respect to 12b-1 Fees, the Trust Company acknowledges that the 12b-1 Plans are subject to termination or discontinuation at any time by action of the board of directors or trustees of the applicable Fund and the Series Trust’s duty to make such payments to the Trust Company is subject to the continuation of the 12b-1 Plans and the Series Trust’s receipt of 12b-1 Plan payments. No change or discontinuation of a 12b-1 Plan shall affect amounts payable to the Trust Company on orders accepted by Series Trust prior to any such changes or discontinuation. 12b-1 Fee payments will be made in the amount and manner set forth in the Prospectus or in the fee schedule then in effect. The Series Trust may make distribution and/or service payments to the Trust Company from its own resources without regard to the 12b-1 Plans.

4.	The Trust Company will notify the Series Trust, and the Series Trust will notify the Trust Company, promptly in writing if, to the actual knowledge of such party (without any duty of inquiry), the receipt by Trust Company of any portion of the compensation due hereunder will violate applicable law, including ERISA, Rule 12b-1 under the 1940 Act.

5.

12b-1 Fees, Sub-Transfer Agency Fees and Support Fees will be paid quarterly at the applicable annual rate indicated on Schedule A and will be based on the average daily aggregate net asset value of the Shares held by the Plans. Unless and until the Trust Company automates payment through the clearing agent, the Trust Company shall calculate such fees due at the end of each quarter and shall send an invoice to the Series Trust. Each invoice shall be accompanied by a statement setting forth the calculation of such compensation amount and, in the case of the invoice concerning Sub-Transfer Agency Fees, a report that indicates the number of Plan participants holding Shares of each Fund through each account as of the last day of the prior quarter and the average account assets during the relevant quarter, and such other information as the Series Trust or its designee may reasonably request. In the event that the Series Trust moves to a monthly calculation of Sub-Transfer Agency Fees, the Series Trust will so notify the Trust Company to allow the Trust Company an opportunity to send such invoices on a monthly basis.

V.	Indemnification

1.	Series Trust. The Series Trust shall indemnify and hold harmless the Trust Company, and each of the Trust Company’s divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (collectively, “Indemnified Trust Company Parties”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys’ fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Series Trust) to which any of them may be or become subject to as a result or arising out of: (a) any untrue statement or alleged untrue statement of any material fact contained in materials relating to the Funds provided by a Fund Party or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) the gross negligence or willful misconduct of a Fund Party in performing services hereunder; (c) any material breach of the Series Trust’s representations or warranties contained in this Agreement; or (d) the Series Trust’s failure to materially comply with any of the terms of this Agreement.

2.	Trust Company. The Trust Company shall indemnify and hold harmless the Funds and the Series Trust, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing (collectively, “Indemnified Fund Parties”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys’ fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Company) to which any of them may be or become subject to as a result or arising out of: (a) the gross negligence or willful misconduct of the Trust Company in performing services hereunder; (b) any material breach of the Trust Company’s representations or warranties contained in this Agreement; or (d) the Trust Company’s failure to materially comply with any of the terms of this Agreement.

3.

Disputes. Any dispute between the parties that relates in any way to subject matter, obligations or warranties of this Agreement, shall be resolved by arbitration before the American Arbitration Association. The decision of the arbitrator(s) shall be final and binding. In addition to compensatory and actual damages, the arbitrator(s) shall be empowered to grant reasonable attorneys’ fees and costs to the prevailing party as well as any other remedies as may be just and proper, except that punitive damages shall not be awarded. This provision shall survive the termination of this Agreement with respect to any disputes based on occurrences, acts or omissions that arose during its term.

4.	Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party (“Indemnified Party”) may make a claim against any other party hereto (“Indemnifying Party”) pursuant to this Section V, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

VI.	Record Retention and Audit

The Trust Company shall maintain all records required to be kept by state and federal law relating to transactions in Shares and, upon the Series Trust’s request, shall promptly make such records available to the Fund(s) and/or the Series Trust. The Series Trust and/or the Fund(s) each reserves the right to conduct an audit of the Trust Company and its affiliates to monitor compliance with the terms of this Agreement and the Fund(s’) policies on the acceptance of orders for purchase or redemption and market timing. Such audit(s) may be conducted no more than once in any calendar year by the Series Trust or its designee upon reasonable notice. This provision shall survive the termination of this Agreement with respect to transactions occurring before such termination.

VII.	Miscellaneous

1.	Overpayments to the Trust Company. In the event any overpayment is made to the Trust Company by the Series Trust, the Trust Company shall promptly repay such overpayment to the Series Trust after the Trust Company receives notice of such overpayment.

2.	Overpayments to the Series Trust. In the event any overpayment is made to the Series Trust by the Trust Company, the Series Trust shall promptly repay such overpayment to the Trust Company after the Series Trust receives notice of such overpayment.

3.	Termination. This Agreement shall continue in effect until terminated. The Series Trust or the Trust Company may terminate this Agreement at any time by written notice to the other 90 days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. Termination also will not affect the indemnities given under this Agreement. This Agreement may be amended at any time by a writing signed by both parties.

4.	Conflicting Agreements. Any understanding between the Series Trust and the Trust Company relating to the subject hereof that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either party’s compliance with any law, regulation or order to which the party is subject or to prevent the parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

5.	Assignment. Neither the Series Trust nor the Trust Company may assign this Agreement without the prior written consent of the other party, and any attempted assignment without such consent shall be null and void; provided, however, that: (a) Trust Company may assign any of its rights or obligations under this Agreement to one or more of its Affiliates; and (b) change in control of either party or change in their form of corporate organization shall not constitute an assignment of this Agreement; and provided, further, that in no event shall any such assignment or change of control relieve a party of its obligations hereunder.

6.	Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

7.	Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

8.	Notice. Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, electronic mail or facsimile to the other party at the address set forth below (or such other address as the Series Trust or the Trust Company may specify by written notice to the other). Notice shall be effective upon receipt if by mail or electronic mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first.

9.	Waiver. The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

10.	No Agency or Sale of Securities. Neither party shall be authorized to act for or represent the other or in any way be deemed an agent or partner of the other. The services contemplated by this Agreement do not constitute the sale of securities between the parties.

11.	Insurance by Trust Company. At all times the Trust Company shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of the Trust Company’s employees.

12.	Insurance by Series Trust. At all times the Series Trust shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of the Series Trust’s employees.

13.	Privacy. Notwithstanding any provision herein to the contrary, each party agrees that any “Nonpublic Personal Information,” as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act, disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party has adopted policies and procedures related to the protection of non-public personal information pursuant to the applicable regulations relating to the Gramm-Leach Bliley Act, such as Regulation S-P, and any applicable state regulations including the Standards for the Protection of Personal Information of the Residents of the Commonwealth of Massachusetts (“Privacy Regulations”) and will comply with all applicable Privacy Regulations in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to insure the security and confidentiality of customer records and information; to protect against any anticipated threats or hazards to the security or integrity of customer records and information; and to protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer. To the extent a party provides the other party with any “nonpublic personal information” (within the meaning of that term as defined in Regulation S-P) to perform services or functions on its behalf, the receiving party agrees not to disclose or use any such nonpublic personal information for any purpose other than to carry out the purposes for which the providing party disclosed the information or as permitted by Applicable Law in the ordinary course of business to carry out those purposes.

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the 16th day of November, 2015.

TRUST COMPANY John Hancock Trust Company		FUND AGENT GMO SERIES TRUST, on behalf of the Funds listed on Exhibit A, separately and not jointly*

Name:	John Danello	Name:	Megan Bunting

By:	/s/ John Danello	By:	/s/ Megan Bunting
Title:	Chief Counsel	Title:	VP and Asst. Clerk
Address:	John Hancock Trust Company 601 Congress Street Boston, MA 02210	Address:	GMO Series Trust 40 Rowes Wharf Boston, MA 02110

*	GMO Series Trust hereby represents that it is a Massachusetts business trust and that a copy of this Agreement and the Declaration of Trust of GMO Series Trust is or will be on file with the Secretary of State of the Commonwealth of Massachusetts. GMO Series Trust hereby provides notice that this Agreement is being executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series. Notwithstanding the foregoing and for the avoidance of doubt, the parties acknowledge that GMO Series Trust is fully responsible for all of its obligations contained within this Agreement.

Signature Page to Mutual Fund Selling and Services Agreement

Schedule A

List of Mutual Funds

and

Applicable 12b-1 Fees, Sub-Transfer Agency (STA) Fees and Support/Other Fees

GMO Series Trust

Funds	Fees
	12(b)1	STA	Other	Total
GMO Benchmark-Free Allocation Series R6*	0.00	0.00	0.00	0.00

*	GMO Benchmark-Free Allocation Series Fund class R6 has total annual fund operating expenses as set forth in the applicable prospectus. As of the date of this Agreement the Total Annual Fund Operating Expenses after expense reimbursement is 0.95%.

Schedule A

Schedule B

Rule 22c-2 Agreement

A. Agreement to Provide Information. The Trust Company agrees to provide the Series Trust, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Client-shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Client- shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund Shares held through an account maintained by the Trust Company during the period covered by the request.

1. Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2. Form and Timing of Response. The Trust Company agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event, not later than ten (10) business days after receipt of a request. If the requested information is not on the Trust Company’s books and records, the Trust Company agrees to use reasonable efforts to: (a) provide or arrange to provide to the Fund the requested information from Client-shareholders who hold an account with an indirect intermediary; or (b) if directed by the Fund, block further purchases of Shares from such indirect intermediary. In such instance, the Trust Company agrees to inform the Fund whether it plans to perform (a) or (b). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

3. Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Trust Company.

B. Agreement to Restrict Trading. The Trust Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Clientshareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Trust Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

1. Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Client-shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2. Timing of Response. The Trust Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Trust Company.

3. Confirmation by the Trust Company. The Trust Company must provide written confirmation to the Fund that instructions have been executed. The Trust Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

C. Definitions. For purposes of this Schedule B:

1. The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940. *

* As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (a) money market fund; (b) fund that issues securities that are listed on a national exchange; and (c) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

2. The term “Shares” means the interests of Client-shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

3. The term “Client-shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Trust Company in nominee name.

4. The term “written” includes electronic writings and facsimile transmissions.

5. The term “indirect intermediary” has the same meaning as in SEC Rule 22c-2.

D. Indemnity. In connection with the provisions of this Schedule B and in addition to the indemnification provisions set forth in Section III of the Agreement, in consideration of Series Trust liquidating, exchanging transferring Shares and/or processing account maintenance requests for the Trust Company’s Client-shareholders without the use of original or underlying documentation supporting such instructions via NSCC’s Fund/SERV system, email or facsimile transmission the Trust Company agrees to indemnify Series Trust, Fund and our affiliates, against any losses, including reasonable attorneys’ fees, that may arise from any such liquidation, exchange transfer of Shares and/or account maintenance requests upon the Trust Company’s direction. The Trust Company represents and warrants to the Series Trust that all such transactions shall be properly authorized by Client-shareholders.